EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     AGREEMENT, made as of November 18, 1999, by and between ZYGO CORPORATION, a Delaware Corporation with an office at Laurel Brook Road, Middlefield, Connecticut 06455 (the "Company"), and GARY K. WILLIS, residing at 3 Matson Ridge, Old Lyme, Connecticut 06371 ("Executive").

                                   WITNESSETH:

     WHEREAS, Executive and the Company are parties to that certain Employment Agreement, dated as of February 3, 1992 as amended by the Amendment to Employment Agreement, dated as of August 26, 1993, and by Second Amendment to Employment Agreement, dated as of March 10, 1995 (as amended, the "1992 Agreement"); and

     WHEREAS, the Company and Executive desire that the 1992 Agreement be terminated (except for Sections 12(a), 13, 16 and 18 thereof, which Sections specifically survive such termination), and that this Agreement, providing for the employment of Executive by the Company upon the terms and conditions herein set forth, replace the 1992 Agreement, all effective as of the date hereof.

     NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

     1. EMPLOYMENT.

     The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the position of Chairman of the Board of Directors of the Company (assuming he is then serving as a member of the Board of Directors of the Company). The Company shall nominate Executive for election as a director of the Company for all periods during the term of this Agreement.

     2. TERM.

     The term of employment under this Agreement shall begin on the date hereof (the "Employment Date") and shall continue through November 17, 2002, subject to prior termination in accordance with the terms hereof. Thereafter, this Agreement shall automatically be renewed for successive one year terms unless either party shall give the other thirty (30) days prior written notice of its or his intent not to renew this Agreement. The initial three-year term together with


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all such additional one-year period(s) of employment, if any, are collectively referred to herein as the "employment term" of this Agreement.

     3. COMPENSATION.

     As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of the Company and any of its subsidiaries, the Company agrees to pay to Executive and Executive agrees to accept, an annual salary of $137,500.00, or such higher amount as the Board of Directors of the Company may determine from time to time, subject in all such instances to such payroll deductions as are required by law and deductions for applicable employee contributions to the normal benefit programs of the Company. The annual salary provided for hereunder shall be payable in equal installments commencing at the Employment Date, in accordance with the Company's practice.

     4. EXPENSES.

     The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder. Executive shall comply with restrictions and shall keep records in compliance with the Company's policy and procedure related to travel and entertainment expenses.

     5. AUTOMOBILE

     The Company shall, during the employment term, provide Executive with a monthly allowance for an automobile in the amount of $900 in lieu of any expense reimbursement for Company use of an automobile.

     6. INSURANCE AND OTHER BENEFITS.

     (a) During the employment term, Executive shall be entitled to participate in and receive any other health and welfare benefits customarily provided by the Company (including any profit sharing, pension, health insurance, dental coverage, key man life insurance, AD&D and short and long-term disability in accordance with the terms of such plans), all as determined from time to time by the Board of Directors of the Company or appropriate committee thereof; it being understood that as a part-time employee of the Company, Executive is not expected to be compensated for or to receive any paid vacation time.

     (b) The Company shall, during the employment term, and at the Company's sole cost and expense, provide Executive with the use of his present office and secretarial support at the Company's corporate headquarters in Middlefield, Connecticut, or in lieu thereof shall provide Executive with alternative office space and secretarial support at the corporate headquarters in Middlefield, Connecticut or elsewhere in the Middlefield area. Any such alternative space and


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support must be acceptable to Executive, in his discretion, and shall be comparable to Executive's present space and support.

     (c) For so long as Executive is rendering consulting services to the Company hereunder (as provided in Section 10 hereof) and has not attained the age 65, and to the extent otherwise permitted pursuant to the terms of the Company's then existing applicable plans and the then existing policies of the plan providers, Executive shall be entitled to continue to participate in the health insurance plan and short and long-term disability plans provided by the Company for its employees, as determined from time to time by the Board of Directors of the Company or appropriate committee thereof; provided, however, that during such continued coverage period, Executive shall pay to the Company the applicable employee contribution for his participation in such plans.

     (d) For so long as Executive is rendering employment or consulting services to the Company hereunder and has not attained the age of 65, and to the extent otherwise permitted pursuant to the terms of the insurance policy and the then existing policies of the insurer, the Company shall continue in effect the existing term life insurance policy in the amount of $600,000 on the life of Executive. The entire cost and expense of such continued coverage, including the premiums paid therefor, shall be borne by (i) the Company, during the employment term, and (ii) Executive, subsequent to the employment term.

     (e) For so long as Executive is rendering employment or consulting services to the Company hereunder and has not attained the age of 65, and to the extent otherwise permitted pursuant to the terms of the insurance policy and the then existing policies of the insurer, the Company shall continue in effect the existing key man life insurance policy in the amount of $1 million on the life of Executive. During such time, the cost of such continued coverage, including the premiums paid therefore, shall be borne by the Company. Upon the death of Executive, any proceeds actually received by the Company from such policy, after deducting (i) all costs and expenses paid by the Company for or in any way associated with such policy from the date hereof and thereafter, together with
(ii) a five percent (5%) annual rate of return on the capital outlay for such policy (i.e., the total of all costs and expenses incurred in instituting and maintaining such policy, including all premiums paid thereunder, shall be paid to Executive's designated beneficiary under such policy (or if none designated, to Executive's estate).

     7. CHANGE IN CONTROL.

     (a) Definition. A "Change in Control" shall mean the occurrence of any of the following events:

          (i) The Company is merged with or consolidate with another corporation in a transaction in which (x) the Company is not the surviving corporation, and (y) the Company's stockholders immediately prior to such transaction do not own at least 70% of the outstanding voting securities of the surviving corporation immediately following the transaction; or

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          (ii) Any person or entity or affiliated goup of persons or entities becomes the holder of more than 51% of the Company's outstanding shares of Common Stock.

     (b) Payments. If a Change in Control occurs during the employment term and either (i) Executive's employment is terminated by the Company at any time thereafter for any reason other than death, disability or justifiable cause, or Executive resigns for "good reason" within one year of the Change in Control, or
(ii) Executive resigns within ninety (90) days after the Change in Control for any reason which would not constitute "good reason" (collectively, a "Change in Control Termination"), the Company shall (x) pay to Executive, in one lump sum payment, on the date of such termination or within seven (7) days of such resignation, as the case may be, in the case of (i) above, the greater of (a) one year's base salary then being paid to Executive, but in no event less than $137,500.00 and (b) the entire amount of Executive's salary, as provided in
Section 3 hereof, otherwise still to be paid to Executive through November 17, 2002, and in the case of (ii) above, one year's base salary then being paid to Executive, but in no event less than $137,500.00; and (y) continue, at Executive's sole cost and expense, all existing health insurance, dental coverage, key may life insurance, AD&D and long-term disability coverage in effect for Executive at the time of his termination or resignation (or, if greater, the benefits in existence immediately prior to the Change in Control), in all instances until Executive attains the age of 65; provided, however, that during the applicable period in which benefits are being paid by the Company, Executive agrees to maintain a consulting relationship with the Company as provided in Section 10 hereof.

     (c) Good Reason. For purposes of this Agreement, "good reason" for resignation shall mean the occurrence of either of the following:

          (i) The Company materially diminishes Executive's duties or responsibilities or employment conditions in a manner which is inconsistent with his status as a senior executive officer (it being understood that Executive's failure to continue to hold the position of Chairman of the Board of Directors of the Company will not constitute "good reason" for resignation); or

          (ii) The company fails to perform or breaches its obligations under any other material provision of this Agreement.

     8. DUTIES.

     (a) Executive shall perform such duties and functions as the Board of Directors of the Company shall from time to time determine and Executive shall comply in the performance of his duties with the policies of, and be subject to, the direction of the Board of Directors.

     (b) During the employment term, Executive agrees to devote up to one-half (1/2) of his entire working time, attention and energies to the performance of the business of the Company and of any of its subsidiaries or affiliates by which he may be employed; and Executive shall not, directly or indirectly, alone or as a member of any partnership or other


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organization, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which, even if non-interfering, may be inimical, or contrary, to the best interests of the Company, except those duties or pursuits specifically authorized by the Board of Directors of the Company.

     9. TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

     (a) Executive's employment hereunder may be terminated at any time upon written notice from the Company to Executive,

          (i) Upon the determination by the Board of Directors of the Company that Executive's performance of his duties has not been fully satisfactory for any reason which would not constitute justifiable cause (as hereunder defined) upon five (5) days' prior written notice to Executive; or

          (ii) Immediately upon determination by the Board of Directors of the Company that justifiable cause exists for such termination.

     (b) Executive's employment shall terminate upon:

          (i)  the death of the Executive; or

          (ii) the "disability" of Executive (as hereinafter defined pursuant to subsection (c) below).

     (c) For the purposes of this Agreement, the term "disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform his duties in a normal manner for a period of three (3) consecutive months or for a total of six (6) months whether or not consecutive) in any twelve (12) month period during the term of this Agreement.

     (d) For the purposes hereof, the term "justifiable cause" shall mean and be limited to: any willful breach by Executive of the performance of any of his duties pursuant to this Agreement; Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or any of its subsidiaries or which constitutes a felony in the jurisdiction involved; Executive's performance of any act or his failure to act, for which if he were prosecuted and convicted, a crime or offense involving money or property of the Company or any of its subsidiaries, or which constitutes a felony in the jurisdiction involved, would have occurred; any disclosure by Executive to any person, firm or corporation other than the Company or any of its subsidiaries and its and their directors, officers and employees, of any confidential information or trade secret of the Company or any of its subsidiaries; any attempt by Executive to secure any personal profit in connection with the business of the Company or any of its subsidiaries; or the engaging by Executive in any


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business or activities other than the business of the Company and its subsidiaries which interferes with the performance of his duties, except as specifically permitted herein. Upon termination of Executive's employment by the Company for justifiable cause, this Agreement shall terminate immediately and Executive shall not be entitled to any amount or benefits hereunder other than such portion of Executive's annual salary and reimbursement of expenses pursuant to Section 4 hereof as has been accrued through the date of his termination of employment.

     (e) If Executive shall die during the term of his employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive's annual salary and reimbursement of expenses pursuant to Section 4 hereof as has been accrued through the date of his death.

     (f) Upon Executive's "disability," the Company shall have the right to terminate Executive's employment. Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his compensation as provided herein until the termination of his employment for disability. Any termination pursuant to this subsection (f) shall be effective on the date thirty (30) days after which Executive shall have received written notice of the Company's election to terminate. Notwithstanding anything to the contrary contained herein, during any period that Executive fails to perform his duties hereunder as a result of his disability (but prior to receiving the notice of termination specified in this Section 9(f), (i) Executive shall continue to receive his full salary at the rate then in effect and all benefits provided in Section 5 and 6 hereof, provided that payments made to Executive pursuant to this Section 9(f) shall be reduced by the sum of the disability benefit plan or program of, or provided by the Company, and (ii) the Company shall have the right to hire any other individual or individuals to perform such duties and functions as the Company shall desire, including those duties heretofore performed by Executive.

     (g) Notwithstanding any provision to the contrary contained herein, in the event that Executive's employment is terminated by the Company at any time during the employment term for any reason other than justifiable cause, disability or death, the Company shall (i) pay to Executive, in one lump sum payment on the date of such termination, the greater of (x) one year's base salary then being paid to Executive, as provided in Section 3 hereof, and (y) the entire amount of Executive's salary, as provided in Section 3 hereof, otherwise still to be paid to Executive through November 17, 2002, and (ii) continue, at Executive's election and at his sole cost and expense, all existing health insurance, dental coverage, key may life insurance, AD&D and long-term disability coverage in effect for Executive at the time of his termination, in all instances until Executive attains the age of 65; provided, however, that during the applicable period in which benefits are being paid by the Company, Executive agrees to maintain a consulting relationship with the Company as provided in Section 10 hereof. The payment and benefits provided for under this
Section 9(g) shall be paid as liquidated damages, and not as a penalty, and shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement.


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     10. CONSULTING AGREEMENT.

     (a) Consulting Term. In recognition of the fact that the Company desires to continue to have the benefit from time to time, and to avail itself, of the knowledge and expertise of Executive after the expiration of the employment term of this Agreement, the Company hereby agrees to retain Executive as a consultant to the Company, and Executive agrees to be so retained by the Company, for a period commencing on the date of the expiration of the employment term of this Agreement and continuing until the date upon which Executive attains the age of 65 (the "Consulting Period"); provided, however, that the obligations contained in this Section 10 shall cease to exist (and/or shall not arise) in the event Executive's employment or consultancy hereunder shall be terminated for justifiable cause.

     (b) Duties. During the Consulting Period, Executive agrees to advise and consult with respect to the business and affairs of the Company, it being understood that such services are expected to be performed by telephone or in writing with the senior management and directors of the Company upon requests for such services, and to draw upon the knowledge and expertise of Executive gained while in the full-time employ of the Company. Executive shall perform such services on an as needed basis, at mutually agreeable dates, times and locations, provided that such services shall in no way interfere with any other then existing obligations of Executive.

     (c) Compensation. In consideration of the consulting services to be furnished by Executive hereunder and for being available for consultation in accordance with this Agreement, the Company shall pay to Executive an annual consulting fee of $1,200, payable in equal monthly payments (in addition to the benefits to be continued with respect to Executive during the Consulting Period).

     (d) Expenses. Executive shall be entitled to reimbursement from the Company, upon presentation of suitable vouchers, for all out-of-pocket expenses incurred by him in connection with the performance of his obligations hereunder, in accordance with the policies and practices of the Company.

     11. REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

     (a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder. Executive further represents and warrants that he is in full compliance with all existing agreements between himself and the Company.

     (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in


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connection with Executives' inclusion in any insurance or fringe benefit plan or program as the Company shall determine from time to time to obtain.

     12. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION; NON-DISPARAGEMENT.

     (a) Executive previously has executed that certain "Zygo Corporation Non-Disclosure Agreement" (the "Confidentiality Agreement"), all the terms and provisions of which are incorporated herein as fully set forth herein. In furtherance of the foregoing, and without limitation thereto, it is expressly agreed that Section 1 of the Confidentiality Agreement shall include all knowledge, information and materials regarding (i) any one or more of the Company's employees, officers and directors, and (ii) the Company's organizational structure.

     (b) Executive agrees not to, directly or indirectly, (i) make any disparaging statements concerning the Company or any of its subsidiaries, officers, directors or employees and (ii) disparage or tortuously interfere in any way with the present or future business activities of the Company (including of any subsidiary thereof).

     13. NON-COMPETITION.

     (a) Executive agrees that during his employment by the Company, and for a period of one (1) year after termination of Executive's employment hereunder, (the "Non-Competitive Period"), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any products or services which are designed for the same purpose as, are similar to, or are otherwise competitive with, products or services of the Company or any of its subsidiaries, in any geographic area where, at the time of the termination of his employment hereunder, the business of the Company or any of its subsidiaries was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed any one time one percent (1%) of any class of stock or securities of such corporation. In addition, Executive shall not, directly or indirectly, during the Non-Competitive Period, request or cause contracting parties, suppliers or customers with whom the Company or any of its subsidiaries has a business relationship to cancel or terminate any such business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or solicit, interfere with or entice from the Company any employee (or former employee) of the Company. Notwithstanding the foregoing, in the event the Company is required to pay Executive, after the termination of his employment hereunder, an amount which is greater than one year's base salary for Executive, pursuant to the terms of Section 7(b) or 9(g) hereof, the Non-Competitive Period shall extend through November 17, 2002.

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     (b) If any portion of the restrictions set forth in this Section 13 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

     (c) Executive acknowledges that the Company conducts business on a world-wide basis, that its sales and marketing prospects are for continue expansion into world markets and that, therefore, the territorial and time limitations set forth in this Section 13 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation as is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

     14. RIGHT TO INJUNCTION.

     Executive recognizes that the services to be rendered by him hereunder are of special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement or of the provisions of Section 13 of the 1992 Agreement, by Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. Executive agrees that the Company may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of Executive to perform his agreements, representations and warranties herein contained or contained in the 1992 Agreement. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

     15. AMENDMENT OR ALTERATION.

     No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

     16. GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of Connecticut applicable to agreements made and to be performed therein.

     17. SEVERABILITY.

     The holding of any provision of this Agreement to be invalid or unenforceable by court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

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     18. NOTICES.

     Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing.

     19. WAIVER OR BREACH.

     It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

     20. ENTIRE AGREEMENT AND BINDING EFFECT.

     This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns. Notwithstanding the foregoing, all prior agreements between Executive and the Company relating to the confidentiality of information, trade secrets and patents shall not be affected by this Agreement. This Agreement replaces and supercedes in its entirety the 1992 Agreement, except that the provisions of Sections 12(a), 13, 16 and 19 of the 1992 Agreement shall specifically survive.

     21. SURVIVAL.

     The termination of Executive's employment hereunder shall not affect the enforceability of Sections 6, 7, 9, 10, 11(a), 12, 13, 14, 16, 20 and 21 hereof.

     22. NON-ASSIGNABILITY.

     This Agreement is entered into in consideration of the personal qualities of Executive and may not be, nor may any right or interest hereunder be, assigned by him without the prior written consent of the Company. It is expressly understood and agreed that this Agreement, and the rights accruing and obligations owed to the Company hereunder, and the obligations to be performed by the Company hereunder, may be assigned at any time, without the consent of Executive, by the Company to any of its successors or assigns.

     23. COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


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     24. FURTHER ASSURANCES.

     The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

     25. HEADINGS.

     This Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                                 ZYGO CORPORATION

                                                 By: /s/  J. Bruce Robinson
                                                   -----------------------------
                                                       Name: R. Bruce Robinson
                                                       Title: President


                                                 EXECUTIVE

                                                 /s/   Gary K. Willis
                                                 -------------------------------
                                                       Gary K. Willis